Exhibit 9.1

CHANGE OF AUDITORS LETTER

September 29, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: Hightimes Holding Corp. Form 1-U (File No. 024-00130)

Commissioners:

We have read the statements made by Hightimes Holding Corp., included Form 1-U (File No. 024-00130) which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4 of Form 1-U, as part of the Current Report on Form 1-U of Hightimes Holding Corp. dated September 30, 2022. We agree with the statements solely concerning our Firm, and we are not in a position to agree or disagree with any of the statements made in such Form 1-U.

Very truly yours,

/s/ RBSM LLP

RBSM LLP